UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2025

AVADEL PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37977	98-1341933
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Earlsfort Terrace Dublin 2, Ireland, D02 T380	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 901 5201

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	AVDL	The Nasdaq Global Market

** Not for trading, but only in connection with the listing of American Depositary Shares on The Nasdaq Global Market.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

Effective May 13, 2025, the Board of Directors (the “Board”) of Avadel Pharmaceuticals plc (the “Company”) appointed Susan Rodriguez as the Company’s Chief Operating Officer.

Prior to joining the Company, Ms. Rodriguez, 61, has served as Chief Commercial Officer of Ardelyx, Inc., a biopharmaceutical company, from May 2020 to May 2024. She has served as a director of Heron Therapeutics, Inc. since September 2021 and Veradigm, Inc. since February 2023. From 2014 to 2019, Ms. Rodriguez served as the Chief Executive Officer of Tolmar Pharmaceuticals, Inc. Prior to her time at Tolmar Pharmaceuticals, Inc., she held various commercial leadership positions of increasing responsibility at Abbott as well as the Abbott-Takeda joint venture, TAP Pharmaceuticals. Ms. Rodriguez received both a M.S. and B.S. in Psychology from the University of Pennsylvania.

In connection with her appointment as the Company’s Chief Operating Officer, Ms. Rodriguez entered into an employment agreement with the Company, setting forth the terms of her employment (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Rodriguez will be paid an annual base salary of $510,000 and will be eligible to receive an annual performance-based bonus equal to 45% of her base salary. In connection with her appointment, Ms. Rodriguez will be granted stock options to purchase 300,000 ordinary shares (the “Equity Award”). The Equity Award will vest in equal installments over a four-year period beginning on May 13, 2025.

Pursuant to the Employment Agreement, if the Company terminates Ms. Rodriguez without Cause or by nonrenewal of the Employment Agreement, or if Ms. Rodriguez terminates her employment for Good Reason, Ms. Rodriguez will be entitled to receive (i) severance pay in an amount equal to her then-current annual base salary, which shall be paid in substantially equal installments and (ii) up to twelve months of health benefits continuation. If the Company terminates Ms. Rodriguez without Cause or by nonrenewal of the Employment Agreement, or if Ms. Rodriguez terminates her employment for Good Reason in connection with a Change of Control, then in addition to the foregoing, Ms. Rodriguez will be entitled to receive acceleration of vesting for all equity awards and such awards shall remain exercisable for a period of eighteen months from the date of such termination. The terms “Cause,” “Good Reason” and “Change of Control” are each defined in the Employment Agreement.

The foregoing description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Ms. Rodriguez will also enter into the Company’s and Avadel US Holdings, Inc.’s standard forms of indemnification agreement for executive officers, copies of which were filed as Exhibit 10.21 and Exhibit 10.22, respectively, to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2024.

There are no arrangements or understandings between Ms. Rodriguez and any other person pursuant to which she was appointed as an executive officer of the Company, no family relationships between Ms. Rodriguez and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and no relationships between Ms. Rodriguez and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On May 13, 2025, the Company issued a press release announcing the appointment of Ms. Rodriguez as Chief Operating Officer. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information under this Item 7.01, including Exhibit 99.1 hereto, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Exhibits.

(d) Exhibits

99.1	Press release issued by Avadel Pharmaceuticals plc on May 13, 2025, furnished herewith.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2025	AVADEL PHARMACEUTICALS PLC

	By:	/s/ Jerad G. Seurer
		Name:	Jerad G. Seurer
		Title:	General Counsel & Corporate Secretary